Exhibit 10.1

BY HAND

July 7, 2016 (Amended July 26, 2016)

Mr. John Edelen

[Address Redacted]

Dear John:

As we discussed, your employment with the Federal Home Loan Bank of New York (“FHLBNY”) will terminate at the close of FHLBNY business on Friday, July 8, 2016. To ease your transition, we are prepared to offer you severance benefits under the Bank’s Severance Pay Plan plus an additional 16 weeks for a total of 52 weeks in exchange for and subject to your signing this Agreement.

1. Severance Benefits

a) If you execute this letter, the severance benefits (including a cash severance payment and a payment intended for medical coverage) described in the attached FHLBNY Severance Pay Plan (“Severance Plan”) and in the “Severance Benefits” section of this letter will apply to your termination. The cash severance payment and medical coverage payment portions of the severance benefits will be paid in a lump sum on a scheduled payroll date occurring before August 30, 2016, with payment conditioned on (1) FHLBNY having received a signed copy of this Agreement in accordance with the directions provided below and (2) the revocation period described in Section 5 having expired. The date this payment is made is referred to as the “Payment Date.” All payments made under the terms of this agreement are subject to all applicable Federal, state and local withholding tax obligations.

b) Your severance benefits will include a cash payment equal to 52 weeks of salary, $387,111, at your rate of pay as of the date of termination. Regardless of whether or not you sign this Agreement, your previously deferred incentive compensation will be paid out in accordance with the terms of the Bank’s Incentive Compensation Plan in March 2017, 2018 and 2019, and your Executive Change In Control Agreement, effective as of December 1, 2015, remains in place.

c) If you were a participant in the FHLBNY’s Employee Medical Benefits Plan (“Medical Plan”) at the date of termination of employment, your medical, vision and dental benefits under the Medical Plan will terminate as of that date. You may choose the option, regardless of whether or not you sign this Agreement, of continuing your medical, vision and dental benefits under the Medical Plan at your cost, with payments for such coverage due by you to the administrator of FHLBNY’s Medical Plan continuation coverage program.

However, if you execute this Agreement, the FHLBNY will provide you with a payment in the amount of $29,168 intended to defray a portion of the cost of your elected Medical Plan continuation coverage. Payment of this lump sum amount shall be made in accordance with Section 1(a) above and at the same time as the cash payment described in Section 1(b) above. Please keep in mind that said payments to the administrator of the FHLBNY’s Medical Plan continuation coverage program are your responsibility.

John Edelen

July 7, 2016

d) In addition to the foregoing, if you execute this Agreement, you will be entitled to outplacement counseling services provided by the firm of Lee Hecht Harrison for a period of 52 weeks, beginning on the Payment Date, to commence no later than 12 weeks after the Payment Date. If you wish to avail yourself of such services, please contact Ms. Susan Koop of Lee Hecht Harrison at (212) 455-8405.

2. Release

Your acceptance of the aforementioned severance benefits (including the cash severance payment and medical coverage payment) shall constitute your agreement to irrevocably and unconditionally release the FHLBNY, as well as its present and former directors, officers and employees, jointly and individually, from any and all claims, known or unknown, based on any conduct occurring up to and including the date you sign this Agreement, arising out of, or regarding, your employment with the FHLBNY, or termination thereof, or compensation from the FHLBNY, including, but not limited to, claims pertaining to (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the FHLBNY in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the New York State and City Human Rights Laws; (vi) the New Jersey Law Against Discrimination; (vii) Section 806 of the Sarbanes Oxley Act of 2002; (viii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (ix) the terms and conditions of your employment with the FHLBNY, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (x) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

Notwithstanding the foregoing, nothing in this Agreement (including, for the avoidance of doubt, the restrictions and conditions in Sections 2(a) – (e) below) shall be construed to prevent you from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), or applicable state or city fair employment practices agency, to the extent required or permitted by law, including SEC compliance investigations. Nevertheless, you understand and agree that you are waiving any relief available (including, for example, monetary damages or reinstatement) under any of the claims and/or causes of action waived in this paragraph 2, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

In addition to the foregoing, you agree as follows:

a) you will use your best efforts to cooperate with the FHLBNY in connection with any investigation, administrative proceeding or litigation which may occur relating to any matter in which you were involved or of which you have knowledge;

b) in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the FHLBNY, you will use your best efforts to give prompt notice of such request to the Director of Human Resources and will make no disclosure until the FHLBNY has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure;

John Edelen

July 7, 2016

c) the terms and conditions of this agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Director of Human Resources, except (i) if required by law or (ii) to your accountants, attorneys or spouse;

d) this agreement may not be used as evidence in any subsequent proceeding except in a proceeding to enforce the terms of this Agreement; and

e) you will not engage in any conduct that is injurious to the FHLBNY’s reputation or interest, including, but not limited to, publicly disparaging (or inducing or encouraging others to publicly disparage) the FHLBNY or its employees, whether in interviews, oral statements, written materials, electronically displayed materials, materials or information displayed on Internet-related sites, or otherwise.

The FHLBNY agrees that it will not engage in any conduct that is injurious to your reputation or interest, including, but not limited to, publicly disparaging (or inducing or encouraging others to publicly disparage) you, whether in interviews, oral statements, written materials, electronically displayed materials, materials or information displayed on Internet-related sites, or otherwise. In accordance with its practices, the FHLBNY will not provide any information about you if contacted for a reference other than to verify your dates of employment and the position you held.

3. Process for Acceptance of Severance Benefits

If you wish to accept the aforementioned severance benefits, your acceptance must be communicated by signing this Agreement in the space provided below and returning an originally-executed copy to me by no later than 5:00 p.m. on July 29, 2016. At your option, you may deliver your acceptance to me before July 29, 2016. (If you execute this Agreement, you may wish to retain a copy for your personal records.)

You are advised to consult with an attorney before signing this agreement.

4. Failure to Accept the Severance Benefits

If you do not sign and return this agreement to me by 5:00 p.m. on July 29, 2016, the offer of severance benefits as described herein and the Agreement for consulting services shall be void.

5. Revocation of Your Previous Acceptance of the Severance Benefits

If you decide to accept the severance benefits (including the cash severance payment, medical coverage payment and outplacement services) described herein, you may revoke that acceptance by notifying me within seven (7) days of the date that you executed this agreement. However, if you exercise this right of revocation, you will not receive the severance benefits (including the cash severance payment, medical coverage payment and the outplacement services) described herein.

6. Disputes Concerning this Agreement

It is understood and agreed that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the County of New York, State of New York.

If any provision of this Agreement shall be determined by the Federal Housing Finance Agency or held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon,

John Edelen

July 7, 2016

and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court that the release provided for in the first paragraph of the “Release” section of this agreement is illegal, void, or unenforceable, you agree to execute a release that is legal and enforceable; and provided further that any breach of the terms in the remaining portion of the “Release” section shall constitute a material breach of this Agreement as to which the FHLBNY may seek appropriate relief in court.

7. Effect of Your Signature

Your signature below shall constitute an acknowledgement that: (a) you have carefully read this Agreement in its entirety; (b) you have had an opportunity to consider fully the terms of this Agreement; (c) you are executing this Agreement in exchange for good and valuable consideration, in addition to anything of value to which you are otherwise entitled; (d) you have been advised by the FHLBNY in writing to consult with an attorney in connection with this Agreement; (e) you fully understand the significance of all of the terms and conditions of this Agreement and have had the opportunity to discuss it with your attorney, or have had a reasonable opportunity to do so; (f) you have had answered to your satisfaction any questions you may have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (g) you are signing this Agreement voluntarily and of your own free will and assent to all the terms and conditions contained herein.

If you have any questions about or otherwise wish to discuss this matter, please feel free to contact me at 212-441-6845.

Sincerely,

/s/ Mildred Tse-Gonzalez

Mildred Tse-Gonzalez Vice President Director of Human Resources

ACCEPTED AND AGREED:

/s/ John Edelen
John Edelen

Date:	7/26/2016

Attachment: Severance Pay Plan

FEDERAL HOME LOAN BANK OF NEW YORK

SEVERANCE PAY PLAN

AS AMENDED AND RESTATED EFFECTIVE December 17, 2015

TABLE OF CONTENTS

ARTICLE

		PAGE

I	DEFINITIONS	1

II	ESTABLISHMENT OF THE PLAN	4

III	PROVISIONS RELATING TO SEVERANCE BENEFITS	5

IV	GENERAL PROVISIONS	10

V	MISCELLANEOUS	12

VI	AMENDMENTS AND PLAN TERMINATION	13

ARTICLE I

DEFINITIONS

1.01 “Bank” means the Federal Home Loan Bank of New York and its successors.

1.02 “Change in Control” or “CIC” means a ‘Change in Control’ as that term is defined in the Employee Change of Control Agreement executed between the Bank and the Bank’s Chief Executive Officer, as may be amended from time to time.

1.03 “Code” means and refers to the Internal Revenue Code of 1986, as amended.

1.04 “Date of Employment” means and refers to the most recent date on which an individual began employment by the Bank as an Employee.

1.05 “Effective Date” means December 19, 2015.

1.06 “Employee” means and refers to any individual who is a regular employee of the Bank who works twenty (20) hours a week or more and excludes interns and other individuals employed by the Bank whose employment is intended not to exceed one thousand (1,000) hours in any twelve (12) month period.

1.07 “Employment” means and refers to the legal relationship of employment between an Employee and the Bank.

1.08 “Exempt Employee” means and refers to an Employee who is exempt from the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended.

1.09 “Non-Exempt Employee” means and refers to an Employee who is subject to the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended.

1.10 “Officer” means and refers to an officer of the Bank who has been designated as such by the Board of Directors of the Bank.

1.11 “Outplacement Services” means and refers to internal and/or external professional assistance provided to Employees following their Termination of Employment with the Bank with respect to their search for new employment.

1.12 “Periods of Service” means and refers to the number of six (6) month periods, in the aggregate, for which an Employee is employed by the Bank, commencing with the Date of Employment of the Employee and ending with the date of Termination of the Employee’s Employment with the Bank, both dates inclusive, excluding any period of Employment which Terminated under circumstances under which the Employee was not eligible for Severance Benefits under this Plan.

1.13 “Plan” means this Federal Home Loan Bank of New York Severance Pay Plan, as amended from time to time hereafter.

1.14	“Plan Administrator” means and refers to the Director of Human Resources of the Bank.

1.15 “Reduction in Force” or “RIF” means and refers to a systematic series of Terminations of Employment of Employees by the Bank intended to lead to a permanent reduction in staffing.

1.16 “Release” means and refers to the elimination of a position with the Bank as part of a RIF, reorganization, or other management action, where no other Employment with the Bank is offered to an Employee and the Employment of the affected Employee is involuntarily Terminated.

1.17 “Resignation,” “Resign,” and “Resigned” mean and refer to a Termination of Employment with the Bank initiated by an Employee, other than a resignation requested by the Bank.

1.18	“Severance Benefits” means and refers to:

(A) in all cases, the amount payable under this Plan to an Employee qualifying for Severance Benefits, determined pursuant to the provisions of Section 3.04 and computed with respect to and based upon the weekly base salary rate of the Employee immediately preceding the date on which such Severance Benefits commence pursuant to Article III of this Plan; and

(B) solely in the event of a CIC, and notwithstanding the calculation provisions contained in Sections 3.04 and 3.05, (i) a lump sum payment for outplacement services as set forth in Section 3.08, plus (ii) a lump sum payment equal to the full “target” payout estimate from the prior year’s Bank Incentive Compensation Plan (“ICP”) if the Employee was participating in such ICP, it being understood that: (a) such payment will not be measured based on actual performance results, unless the Employee’s actual performance result was below target, in which case the Employee’s actual ICP payment will be taken into account; (b) if the Employee did not participate in the prior year’s ICP, the Employee will not receive any payment under this subsection; and (c) if the Employee was employed during a portion of the calendar year, the amount to be calculated (the target or the lesser amount) shall be annualized. (Any payments that may be otherwise earned and deferred under the ICP, or any other incentive or non-qualified savings plan that may be established by the Bank in the future, are outside the scope of this Plan and will be paid in accordance with the terms of such plans.)

1.19 “Termination of Employment” and “Terminated,” when used with reference to and in conjunction with Employment, have the meaning set forth in Section 3.11 and, in all events, is considered a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).

1.20 “Termination for Cause” means and refers to the Termination by the Bank of the employment of an Employee for (i) the commission of an illegal or unethical act, (ii) a violation of established Bank policy or practice, or (iii) the failure of the Employee to perform the duties of his or her position in a satisfactory manner, in each case as determined by the Plan Administrator in his sole and exclusive discretion.

1.21 “Year” means and refers to the taxable year of an Employee as such term is used in and for purposes of the Code.

ARTICLE II

ESTABLISHMENT OF THE PLAN

2.01 Establishment of the Plan. The Bank has established the Federal Home Loan Bank of New York Severance Pay Plan to set forth the terms and provisions under which Severance Benefits will be granted to Employees whose Employment with the Bank is Terminated under certain specified circumstances.

2.02 Replacement of Prior Policies. This Plan supersedes and replaces any Bank policies relating to the subject matter of this Plan that may have been in effect prior to the Effective Date (including, for the avoidance of doubt, any predecessor plan).

ARTICLE III

PROVISIONS RELATING TO SEVERANCE BENEFITS

3.01	Participation. Participation in this Plan shall be extended to all Employees of the Bank.

3.02 Eligibility for Severance Benefits. An Employee who shall have completed at least two (2) Periods of Service shall be eligible for Severance Benefits under this Plan upon the Termination of the Employee’s Employment with the Bank under any of the following circumstances:

(a) The Employee’s position has been eliminated;

(b) The employment of the Employee has been terminated as part of a RIF;

(c) The Employee’s employment has been terminated as a result of a CIC and the Employee has not been offered an equivalent job with the resulting entity;

(d) The Employee has been determined by the Plan Administrator, in the sole and exclusive discretion of the Plan Administrator, to be unable to perform in a satisfactory manner the duties of the position in which the Employee is then employed, where such inability to perform has been determined by the Plan Administrator, in his sole and exclusive discretion, to not warrant a Termination for Cause, as defined in Section 1.19; or

(e) The Employee has Resigned from his or her Employment with the Bank either (i) following a reduction in salary grade, level, or rank, or a significant reduction of duties and responsibilities, as determined by the Plan Administrator in his sole and exclusive discretion, except when such reduction occurs as a result of disciplinary action by the Bank, or (ii) following a refusal to accept a transfer to a location outside a fifty (50) mile radius of the location at which the Employee is presently employed, provided, in either case, that the Employee shall have provided to the Plan Administrator within not more than thirty (30) days following the occurrence of such condition, at least ten (10) days’ notice in writing of the condition referred to in clause (i) or (ii), as applicable, and his or her intention to Resign based thereon and that the Bank shall not have remedied the condition for such Resignation within thirty (30) days following the giving of such notice by the Employee.

3.03 Disqualification for Severance Benefits. Anything contained in this Plan to the contrary notwithstanding, an Employee shall not be eligible for Severance Benefits under this Plan upon his or her termination of employment with the Bank where such termination is due to any of the following circumstances:

(a) A Resignation by the Employee, other than one described in paragraph (e) of Section 3.02, or a Resignation by the Employee without giving the ten (10) days’ notice in writing to the Plan Administrator required by said paragraph (e) or prior to the expiration of said period, or if the condition on which such Resignation was based shall have been remedied by the Bank within the thirty (30) day period referred to in said paragraph (e);

(b) The Resignation of the Employee prior to the effective date of the termination of the Employee’s employment as a result of a Release; or

(c) The Employee’s Termination for Cause;

in each case, as determined by the Plan Administrator in his sole and absolute discretion.

3.04 Computation of Severance Benefits. The amount of Severance Benefits payable under this Plan to an Employee qualifying for Severance Benefits under this Plan shall be determined based (i) upon the level of the Employee’s position with the Bank at the date of the termination of the Employee’s employment with the Bank and (ii) the Employee’s Periods of Service with the Bank:

(a) Officers of the Bank shall be eligible for two (2) weeks of Severance Benefits for each Period of Service with the Bank, but in no event (even if employment has been for less than six months) not less than eight (8) weeks (or, in the event of a CIC, not less than twelve (12) weeks) of Severance Benefits;

(b) Exempt Employees of the Bank shall be eligible for one (1) week of Severance Benefits for each Period of Service with the Bank, but in no event (even if employment has been for less than six months) not less than six (6) weeks (or, in the event of a CIC, not less than twelve (12) weeks) of Severance Benefits; and

(c) Non-Exempt Employees of the Bank shall be eligible for one (1) week of Severance Benefits for each Period of Service with the Bank, but in no event (even if employment has been for less than six months) not less than four (4) weeks (or, in the event of a CIC, not less than twelve (12) weeks) of Severance Benefits;

in each case, subject to the provisions of Section 3.05.

3.05 Maximum Amount of Severance Benefits. Anything in this Plan to the contrary notwithstanding, in no event shall an Employee be eligible to receive Severance Benefits, in the aggregate for all Periods of Service, whether or not continuous, totaling more than thirty-six (36) weeks (or fifty-two (52) weeks in the event of a CIC) in the case of an Officer of the Bank, twenty-four (24) (or fifty-two (52) weeks in the event of a CIC) weeks in the case of an Exempt Employee of the Bank, and twelve (12) weeks (or fifty-two (52) weeks in the event of a CIC) in the case of a Non-Exempt Employee of the Bank.

3.06 Method of Payment of Severance Benefits. The total amount of Severance Benefits payable under this Plan shall be paid in a lump sum on a scheduled payroll date occurring within sixty (60) days following the date of the Employee’s Termination of Employment, provided the Bank shall have received prior thereto the agreement referred to in Section 3.09 signed by the Employee, and shall be subject to withholding of Federal and State income taxes and other employment taxes based upon the number of withholding allowances. If the sixty-day period referred to in this Section 3.06 spans two calendar years, payment of the Severance Benefits will be made on a date during such sixty-day period that occurs in the second calendar year.

3.07	Continuation of Employee Benefits.

(i) An Employee who is eligible to receive Severance Benefits under this Plan who was, at the date of Termination of his or her Employment, a participant in the Federal Home Loan Bank of New York Life Insurance Plan shall be eligible to continue such participation in such plan. The continued participation of such Employee in such benefit shall continue only for so long as the period specified in the severance agreement executed in accordance with Section 3.09 below.

(ii) In addition, an Employee who is eligible to receive Severance Benefits under this Plan who was, at the date of Termination of his or her Employment, a participant in the Federal Home Loan Bank of New York Medical Benefits Plan, and any related dental and vision plans, shall have the option to duly and timely elect to continue such participation under the provisions of the continuation coverage provisions adopted by the Bank (which is not subject to the Consolidated Omnibus Budget Reconciliation Act of 1986), subject to the coverage continuation rules for such benefits established by the Bank from time to time. In addition, the Bank will provide to Terminated Employees who continue with the plans described in this subsection 3.07(ii) a lump sum payment in an amount to be determined by the Bank and specified in the severance agreement executed in accordance with Section 3.09 below. This payment is intended to be used in connection with payments by Terminated Employees related to the plans described in this subsection 3.07(ii). Such lump sum payment shall be deemed to be part of the Severance Benefits paid under this Plan.

(iii) Any Employee eligible for Severance Benefits shall not be eligible, following the Termination of his or her Employment, to continue to participate in any plans (whether such plans contain a tax-deferred component or otherwise) for which the Federal Home Loan Bank of New York provides any kind or type of matching contribution.

(iv) Any previously accrued vacation pay to which the Employee is entitled will be paid to the Employee in a lump sum as soon as practicable following the Termination of the Employee’s Employment.

3.08 Outplacement Services. Except in the event of a CIC, the Bank may, on a case by case basis, but shall not be required to, provide Outplacement Services to Terminated Employees eligible for Severance Benefits under this Plan, the determination as to whether to provide Outplacement Services to any Employee being within the sole and exclusive discretion of the Plan Administrator; provided, that such Outplacement Services shall not be provided to a

Terminated Employee beyond the last day of the second Year following the Year in which the Termination of Employment of the Employee occurred. Generally, individual counseling may be provided only to Officers and group counseling may be provided to other Exempt Employees and to Non-Exempt Employees.

In the event of a CIC, the Bank will provide to Terminated Employees a lump sum payment in the amount of $5,000 each that is intended to be used for job search-related expenses. Such lump sum payment shall be deemed to be part of the Severance Benefits paid under this Plan.

3.09 Severance Agreement. An Employee whose Employment with the Bank is Terminated under conditions making the Employee eligible for Severance Benefits under this Plan shall, as a condition of receiving such Severance Benefits, be required to sign an agreement, in the form prescribed by the Bank, setting forth the terms on which Severance Benefits are to be paid or provided to the Employee and the acceptance thereof by the Employee. Such agreement shall include a release of any claims the Employee may have, at the date of the agreement or thereafter, against the Bank and any present and former directors, officers, and employees of the Bank.

3.10 Termination of Employment. For all purposes of this Plan, the Employment of an Employee shall be deemed to have been Terminated, and a Termination of Employment of an Employee shall be deemed to have occurred, upon the earliest to occur of the following events:

(i) On the effective date of a RIF applicable to the Employee;

(ii) On the effective date of the Employee’s Resignation from Employment;

(iii) On the effective date of the elimination by the Bank of the Employee’s position;

(iv) On the effective date of the Employment’s termination of employment as a result of a CIC; and

(v) On the date on which (A) the Bank causes the Employee’s Employment with the Bank to cease and (B) the Employee is considered to have incurred a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h); provided, that the Employment relationship shall be treated as continuing while the Employee is on a Qualified Leave (as defined below); and provided, further, that if the leave is or becomes an Unqualified Leave (as defined below), the Employment of the Employee shall be deemed to have Terminated on the first date on which the leave is considered to be an Unqualified Leave. For purposes of this Section 3.10(v), a Qualified Leave is any (1) military leave, sick leave, or other bona fide leave of absence (which shall be deemed to exist only if there is a reasonable expectation that the Employee will return to perform services for the Bank) if the period of such leave does not exceed six (6) months, or longer, if the Employee retains a right to reemployment with the Bank under an applicable statute or by contract, or (2) any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his position of Employment or any substantially similar position of Employment, in which case such period of absence may last up to twenty-nine (29) months. An Unqualified Leave means a leave of absence that is not a Qualified Leave or loses its status as a Qualified Leave due to the expiration of the allowable Qualified Leave period of six (6) months (or longer, if applicable, as described above)..

3.11 Determinations by the Plan Administrator to be Final. All determinations of the Plan Administrator in the administration and application of the terms and provisions of this Plan shall be final and binding upon all Employees without any right of appeal.

3.12 Exceptional Cases. The Bank reserves the right, in its sole and absolute discretion, to modify the application of the terms and provisions of this Plan in the case of any Employee whose Employment with the Bank shall Terminate, subject to the approval of the President of the Bank; provided, that the modifications will not cause a violation of Section 409A of the Code.

ARTICLE IV

GENERAL PROVISIONS

4.01 Allocation of Responsibility for Administration. The designated representatives of the Bank shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan. The Plan Administrator shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan. Any direction given, information furnished, or action taken, by the Plan Administrator shall be in accordance with the provisions of the Plan authorizing or providing for such direction, information, or action. The Plan Administrator may rely upon any such direction, information, or action of another employee of the Bank as being proper under this Plan and is not required to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that the Plan Administrator shall be responsible for the proper exercise of his own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another employee of the Bank. Neither the Plan Administrator nor the Bank makes any guarantee to any Employee in any manner for any loss or other event because of the Employee’s participation in this Plan.

4.02 Appointment of Plan Administrator. The Plan shall be administered by the Plan Administrator or his duly designated representative pursuant to Section 4.01.

4.03 Records and Reports. The Plan Administrator shall exercise such authority and responsibility as he deems appropriate in order to comply with the terms of the Plan relating to the records of the Participants. The Plan Administrator shall be responsible for complying with any and all reporting, filing, and disclosure requirements and other applicable laws and regulations with respect to the Plan.

4.04 Withholding Tax. All amounts paid to the Employee under this Plan shall be subject to withholding and other employment taxes imposed by applicable law. The Employee shall be solely responsible for the payment of all taxes imposed on the Employee relating to the payment or provision of any amounts or benefits hereunder.

4.05 Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code or an exemption thereunder or exception therefrom, and shall be construed and administered in accordance with Section 409A of the Code or such exemption or exception, as applicable. Notwithstanding any other provision of this Plan, if any payment provided to an Employee in connection with the Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date (the “Specified Employee Payment Date”) or, if earlier, on the Employee’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date. Notwithstanding the

foregoing, the Bank makes no representations that the payments and benefits provided under this Plan comply with Section 409A of the Code and in no event shall the Bank or its respective directors, officers, employees, or advisors be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code.

4.06 Other Powers and Duties of the Plan Administrator. The Plan Administrator shall have such duties and powers as may be necessary to discharge his duties under this Plan, including, but not limited to, the following:

(a)	to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(b)	to receive from the Bank and from Participants such information as shall be necessary for the proper administration of the Plan;

(c)	to furnish to the Bank, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate; and

(d)	to appoint individuals to assist in the administration of the Plan and any other agents he deems advisable, including, but not limited to, legal and actuarial counsel.

The Plan Administrator shall have the exclusive discretionary authority and power to determine eligibility for Severance Benefits and to construe the terms and provisions of the Plan, determine questions of fact and law arising under the Plan, direct disbursements pursuant to the Plan, and exercise all other powers specified herein or which may be implied from the provisions hereof, and the Plan Administrator may adopt such standards and procedures and such rules for the conduct of the administration of the Plan as he may deem appropriate. When making a determination or calculations, the Plan Administrator may rely upon information furnished by an Employee, the Bank, or the legal counsel of the Bank.

ARTICLE V

MISCELLANEOUS

5.01 Non-guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Bank and any Employee, or as a right of any Employee to be continued in the employ of the Bank, or as a limitation of the right of the Bank to discharge any of its Employees, with or without cause.

5.02 Rights to Bank’s Assets. No Employee or other person shall have any right to, or interest in, any assets of the Bank, whether upon Termination of Employment or otherwise.

5.03 Nonalienation of Severance Benefits. Severance Benefits payable or other rights or benefits provided under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person eligible for the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to Severance Benefits payable or other rights or benefits provided under this Plan shall be void. The Bank shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person eligible for Severance Benefits or other rights or benefits provided under this Plan.

5.04 Divestment of Severance Benefits. Subject only to the specific provisions of this Plan, nothing shall be deemed to divest an Employee of a right to the Severance Benefits or other rights or benefits provided for which the Employee may be or become eligible in accordance with the provisions of this Plan.

5.05 Discontinuance of Severance Benefits. In the event of a permanent discontinuance of the Plan, or of any Severance Benefits thereunder, all Employees shall receive any and all Severance Benefits for which they were eligible as of the effective date of such discontinuance.

5.06 Construction. Except where otherwise indicated or unless the context of this Plan clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and references to any of the masculine, feminine, or neuter include each of the similar masculine, feminine, or neuter, and the terms “hereof,” “herein,” “hereby,” “hereunder,” and all similar terms refer to this Plan as a whole and not to any particular provision of this Plan.

5.07 Governing Law. This Plan shall be construed, administered, and enforced according to the laws of the State of New York.

ARTICLE VI

AMENDMENTS AND PLAN TERMINATION

6.01 Termination, Modification, and Amendment of the Plan. Notwithstanding anything to the contrary stated in this Plan, the Bank expressly reserves the right, at any time, for any reason, and without limitation, to terminate, modify, or otherwise amend this Plan and any or all of the Severance Benefits provided hereunder, either in whole or in part, whether as to all persons covered hereby or as to one or more groups thereof. Those rights include specifically, but are not limited to, (i) the right to terminate Severance Benefits under this Plan with respect to all, or any individual or group of, Employees, (ii) the right to modify Severance Benefits under this Plan to all, or any individual or group of, Employees, or (iii) the right to amend this Plan, or any term or condition hereof; in each case, whether or not such rights are exercised with respect to any other Employees; provided, that no modification or amendment shall be adopted by the Bank which shall adversely affect the treatment for federal income tax purposes of benefits provided under this Plan to Employees whose Employment is Terminated under conditions entitling them to such benefits.

6.02 Action by the Bank. The termination, modification, or other amendment of this Plan shall be effected by resolution of the Board of Directors of the Bank.